Management's Discussion and Analysis of Operations and Financial Condition

This Management's Discussion and Analysis of Operations and Financial Condition (“MD&A”) of i-80 Gold Corp. (“i-80 Gold” or the “Company”) should be read in conjunction with the Company’s unaudited condensed consolidated interim financial statements (the “Financial Statements”) for the three and six months ended June 30, 2024, and the notes thereto. The Company's Financial Statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America ("US GAAP") as issued by the Financial Accounting Standards Board (“FASB”) as applicable to interim financial statements. Unless otherwise stated, all amounts discussed herein are denominated in U.S. dollars (C$ represents Canadian dollars). Additionally, this MD&A should be read in conjunction with Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations and the Consolidated Financial Statements included in the Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) on March 31, 2025. Readers are encouraged to read the Company’s public information filings on i-80 Gold’s web-site at www.i80gold.com, on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar.

This discussion provides management's analysis of the Company’s historical operating and financial results and provides estimates of future operating and financial performance based on information currently available. Actual results may vary from estimates and the variances may be significant. Readers should be aware that historical results are not necessarily indicative of future performance. Cautionary statements regarding mineral reserves and mineral resources, and forward-looking information can be found in the Sections titled “Technical Information” and “Cautionary Statements on Forward-Looking Statements” in this MD&A.

The Company has included certain non-GAAP financial performance measures, which the Company believes, that together with measures determined in accordance with US GAAP, provide investors with an improved ability to evaluate the underlying performance of the Company. Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore they may not be comparable to similar non-GAAP financial performance measures employed by other companies. The data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. Descriptions and reconciliations associated with the non-GAAP financial performance measures can be found in the section titled “Non-GAAP Financial Performance Measures” in this MD&A.

Transition to US Generally Accepted Accounting Principles

Historically, the Company has prepared its Financial Statements under IFRS Accounting Standards for reporting as permitted by security regulators in Canada, as well as in the United States under the status of a foreign private issuer as defined by the United States Securities and Exchange Commission (the “SEC”). On June 28, 2024, the Company determined that it no longer qualifies as a foreign private issuer under the SEC rules. As a result, beginning January 1, 2025 the Company is required to report with the SEC on domestic forms and comply with domestic company rules. Consequently, the Company will be required to prepare its financial statements using United States Generally Accepted Accounting Principles (“US GAAP”), presented in U.S. dollars, effective beginning with the Company’s 2024 annual consolidated financial statements and for all subsequent reporting periods. The transition to US GAAP will be made retrospectively.

Transition from Foreign Private Issuer Status

As noted above, the Company will begin reporting with the SEC on U.S. domestic forms, using US GAAP, and including the required mining disclosures per the SEC Modernization Rules. The transition from foreign private issuer status is expected to result in an increase in general and administrative costs due to the conversion from IFRS Accounting Standards to US GAAP presentations as well as additional compliance costs relating to mining disclosure requirements under the SEC Modernization Rules

OVERVIEW
Company Overview
i-80 Gold Corp. is a Nevada-focused growth-oriented gold and silver producer engaged in the exploration, development, and production of gold, silver and polymetallic deposits. The Company's principal assets (all wholly-owned) include the Granite Creek property, Ruby Hill property, Lone Tree property, McCoy-Cove project and FAD property.
The Company was incorporated on November 10, 2020, in the province of British Columbia, Canada. The Company’s common shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol IAU and the New York Stock Exchange (“NYSE”) under the symbol IAUX. The Company’s head office is located in Reno, Nevada.

Highlights

Second Quarter

•First mineralized material was accessed at South Pacific Zone at the Granite Creek mine in June, 2024.
•3,760 feet of horizontal and vertical advancement at the Granite Creek mine.
•Commenced underground delineation drilling of the CSD Gap and Helen zones at the McCoy-Cove project (14,382 feet).
•Q2 2024 gold sales of 1,636 ounces at a realized gold price of $2,3611 per ounce.
•9,361 tons of mineralized material sold for total revenues of $5.9 million.
•June 30, 2024 cash balance of $47.8 million and $39.5 million in restricted cash.

1 See “Non-GAAP Financial Performance Measures” section of this MD&A.

Year to Date

•Completed 17,976 feet of exploration drilling at McCoy-Cove.
•Completed 6,938 feet of horizontal and vertical advancement at the Granite Creek mine.
•YTD Gold sales of 4,122 ounces at a realized gold price of $2,1931 per ounce.
•19,528 tons of mineralized material sold (5,183 tons of sulfide mineralized material) for total revenues of $9.1 million.
•A total of 40,447 feet (core and RC) drilled YTD with multiple positive results to expand mineralization further at the Ruby Hill mine, the Granite Creek mine and the McCoy-Cove project.

Recent Development

ATM Program and Filing of Prospectus Supplement

The Company obtained a receipt for a final short form base shelf prospectus on June 24, 2024 (the "Canadian Shelf Prospectus"). The Canadian Shelf Prospectus was filed with the securities regulators in each province and territory of Canada, and a corresponding U.S. base prospectus contained in its registration statement on Form F-10 (the "U.S. Base Prospectus") was filed with the United States Securities and Exchange Commission ("SEC").

These filings allow the Company to make offerings of common shares, warrants, debt securities, subscription receipts and units (collectively, the “Securities”), or any combination thereof, from time to time over a 25-month period in both Canada and the United States. The Securities may be offered in amounts, at prices and on terms to be determined at the time of sale and, subject to applicable regulations, may include “at-the-market” offerings, public offerings or strategic investments. The specific terms of future offerings of Securities, if any such offerings occur, will be set forth in one or more prospectus supplement(s) to be filed with applicable securities regulators.

The at-the-market equity program (the "ATM Program") has been implemented pursuant to the terms of an equity distribution agreement dated August 12, 2024 (the "Equity Distribution Agreement"), among the Company, National Bank Financial Inc. and a syndicate of underwriters (collectively, the "Agents"). The ATM Program will allow i-80, through the Agents, to, from time to time, offer and sell in Canada and the United States through the facilities of the TSX and the NYSE American stock exchange (the “NYSE American”) such number of common shares in the capital of the Company (the “Shares”) as would have an aggregate offering price of up to $50 million. Sales of the Shares, if any, will be made in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions and an “at-the-market offering” as defined in Rule 415 under the United States Securities Act of 1933, as amended, including sales made by the Agents directly on the TSX, the NYSE American or any other trading market for common shares in Canada or the United States or as otherwise agreed between the Agents and the Company. The Shares that may be issued by the Company under the ATM Program have been conditionally approved for listing on the TSX and have been conditionally approved for listing on the NYSE American.

The offering of Shares under the ATM Program will be made through and qualified in Canada by, a prospectus supplement dated August 12, 2024 (the “Canadian Prospectus Supplement”) to the Canadian Shelf Prospectus, each filed with the securities commissions in each of the provinces and territories of Canada, and in the United States pursuant to a prospectus supplement dated August 12, 2024 (the “U.S. Prospectus Supplement”) to the Company's U.S. Base Prospectus filed with the SEC.

The ATM Program will be effective until July 24, 2026, unless terminated before such date by i-80 or otherwise in accordance with the Equity Distribution Agreement. The timing and extent of the use of the ATM Program will be at the discretion of the Company. Accordingly, total gross proceeds from equity offerings under the ATM Program, if any, could be significantly less than $50 million.

The Company intends to use any proceeds from the ATM Program to advance the exploration, development, expansion, the repayment of debt, and working capital requirements of the Company’s McCoy Cove Project, Granite Greek Project, Lone Tree Project, Ruby Hill Project and for general corporate and working capital purposes. Actual allocation of the proceeds may vary depending on the amount raised, the time periods during which the proceeds are raised and future developments in relation to the Company’s projects and unforeseen events.

Financing Agreements

Bought Deal

On May 1, 2024, the Company completed a bought deal public offering (the “Offering“) of an aggregate of 69,698,050 units (each, a “Unit“) at a price of C$1.65 per Unit for aggregate gross proceeds to the Company of approximately C$115.0 million ($83.5 million), including the full exercise of the previously announced over-allotment option. Each Unit consists of one common share in the capital of the Company and one-half of one common share purchase warrant of the Company. Each warrant is exercisable to acquire one common share of the Company for a period of 48 months from closing of the Offering at an exercise price of C$2.15 per share. On May 1, 2024, 34,849,025 share purchase warrants issued in connection with the Offering commenced trading on the TSX under the symbol "IAU.WT".

Private Placement of Common Shares

On March 31, 2024, the Company completed a non-brokered private placement of common shares. An aggregate of 13,064,204 shares were issued by the Company at a price of C$1.80 per common share for aggregate gross proceeds of C$23.5 million ($17.4 million).

Contingent Payment

On February 9, 2024, the Company issued 1,600,000 common shares to Waterton at a price of C$1.80 for total gross proceeds of C$2.9 million ($2.1 million) as partial consideration of the contingent value rights payment related to Granite Creek due upon production of the first ounce of gold (excluding ordinary testing and bulk sampling programs) following a 60 consecutive day period where gold prices have exceeded $2,000 per ounce, as further described in the Financial Statements.

On March 20, 2024, the Company issued 1.1 million common shares to Waterton at a price of C$1.73 for total gross proceeds of C$2.0 million ($1.4 million) as partial consideration of the contingent value rights payment related to Granite Creek, as further described in the Financial Statements.

In the first quarter of 2024, the Company paid to Waterton $3.6 million as part of the contingent value rights Price Payment. Consideration paid to Waterton consisted of 2,727,336 common shares of the Company valued at $3.6 million. In the second quarter of 2024, the Company paid to Waterton $1.4 million in cash in full satisfaction of the $5.0 million Price Payment. The $5.0 million Price Payment is recorded in property, plant and equipment on the consolidated statements of financial position.

Gold Prepay Agreement

On March 28, 2024, the Company entered into an amending agreement in relation to the gold prepay agreement (“Gold Prepay Agreement”) with Orion Mine Finance (“Orion”) pursuant to which the March 31, 2024 quarterly delivery of 3,223 troy ounces of gold was extended from March 31, 2024, to April 15, 2024 (the "First Amending Agreement").

On April 24, 2024, the Company entered into a second amending agreement with Orion to amend the terms of the A&R Gold Prepay Agreement (the “Second A&R Gold Prepay Agreement). In accordance with the terms of the Second A&R Gold Prepay Agreement, Orion agreed to extend the deadline for the outstanding deliveries previously required to be made on or before April 15, 2024 under the A&R Gold Prepay Agreement until May 10, 2024.

On June 28, 2024, the Company entered into a Side Letter Agreement with Orion in relation to the June 30, 2024 quarterly delivery, whereby the Company agreed to deliver a minimum of 1,000 troy ounces of gold to Orion on or before July 1, 2024, and to deliver the remaining 2,210 troy ounces to Orion on or before August 31, 2024. During the second quarter of 2024, the Company delivered 4,223 troy ounces of gold to Orion, 3,223 troy ounces of gold in full satisfaction of the March 31, 2024 quarterly delivery and 1,000 troy ounces of gold in partial satisfaction of the June 30, 2024 gold delivery, leaving 2,210 troy ounces of gold remaining to be delivered in relation to the June 30, 2024 quarterly delivery. In connection with the partial deferral of the June 30, 2024 quarterly delivery, the Company paid deferral related fees of $0.6 million to Orion.

As of June 30, 2024, the Company had delivered 19,923 troy ounces of gold towards the Second A&R Gold Prepay Agreement with Orion, leaving 23,810 troy ounces of gold remaining to be delivered under the agreement. The current portion of the liability is $23.0 million as of June 30, 2024.

Silver Purchase Agreement

On January 12, 2024, the Company entered into an extension agreement in relation to the silver purchase and sale agreement entered into with affiliates of Orion (“Silver Purchase Agreement”) pursuant to which in the event that the amount of silver delivered under the Silver Purchase Agreement is less than the minimum delivery amount, the Company shall make up such difference (the “Shortfall Amount”) by delivering on or before the fifteenth day of the month immediately following such calendar year (the "Delivery Deadline"). The 2023 Shortfall Amount Delivery Deadline was extended from January 15, 2024, to April 15, 2024 (the "Extension Agreement"). In connection with the Extension Agreement, the Company paid an amendment fee of $0.2 million and issued 0.5 million common share warrants exercisable at C$2.72 per share with an exercise period of 48 months or until January 24, 2028.

On April 24, 2024, the Company entered into an amending agreement with Orion (the “Amended Silver Purchase Agreement”) to amend the terms of its Silver Purchase Agreement. In accordance with the terms of the Amended Silver Purchase Agreement, Orion agreed to extend the deadline for the outstanding deliveries required to be made on or before April 15, 2024 under the Amended Silver Purchase Agreement until May 10, 2024.

During the three months ended June 30, 2024, the Company delivered 394,605 ounces of silver to Orion in full satisfaction of the 2023 Shortfall Amount. As of June 30, 2024, the Company had delivered 700,000 ounces of silver towards the Silver Purchase Agreement with Orion. The current portion of the liability is $6.5 million as of June 30, 2024.

DISCUSSION OF OPERATIONAL RESULTS

Granite Creek mine

The Granite Creek mine has an extended history of gold exploration and mining activity. Gold was initially discovered in the mid to late 1930’s. Approximately one million ounces have been produced from the property since that time. The Granite Creek mine comprises of several land parcels which now encompass approximately 4,480 acres, located in the Potosi mining district, 27 miles northeast of Winnemucca, within the southeastern part of Humboldt County, Nevada. The seven-square miles of land contain all areas of past gold production and the area of the currently estimated mineral resource. This area includes the historical Pinson Mine. Highlights for the three and six months ended June 30, 2024, include:

•33,469 wet tons of mineralized material were mined and added to the stockpile as of Q2 2024.
•Sale of total mineralized material of 9,361 tons for proceeds of $5.9 million for the three months ended June 30, 2024.
•Sale of total mineralized material of 19,528 tons YTD for proceeds of $9.1 million for the six months ended June 30, 2024.
•320 gold equivalent ounces of sulfide material sales occurred in Q2 2024.
•First mineralized material was accessed at South Pacific Zone at the Granite Creek mine in June, 2024.
•3,760 feet of horizontal and vertical advancement in Q2 2024.

The current priority at Granite Creek during the first half of the year was to gain access to the South Pacific Zone that is expected to be the primary zone for mining in the future. Installation of infrastructure required to provide for the execution of a long-term mine plan continues. As mine workings continue to go deeper, the management of water inflows into the underground workings is a top priority for initiating commercial production. Water is managed through a combination of de-watering wells and underground sumps and the Company is enhancing its de-watering capabilities by adding wells (completed installation of “Well 6”) and is initiating the deepening of existing de-watering wells to increase flow and extend their useful life.

The Company continues to encounter elevated oxide mineralized material with approximately 83% of mined mineralization being oxide during the quarter. The oxide mineralized material is sold under an ore purchase agreement, therefore no gold ounces are reported as production. As of June 30, 2024, the Company had delivered 34,695 of the 40,000 tons of material that were sold in December 2023, the Company has met the delivery requirements for the prepaid deposit, therefore additional recoveries from the 40,000 tons will result in additional revenue for the Company. As the Company continues to de-water and advance development of the South Pacific Zone, mining rates are expected to increase.

McCoy-Cove project

The McCoy-Cove project covers 30,923 acres and is located 32 miles south of the town of Battle Mountain, in the Fish Creek Mountains of Lander County, Nevada, and lies within the McCoy Mining District. The McCoy-Cove project is, for the most part, on land controlled by the U.S. Department of Interior, Bureau of Land Management ("BLM") and patented mining claims. The McCoy-Cove project consists of 1,535 100%-owned unpatented claims and twelve leased patented claims. Highlights for the three and six months ended June 30, 2024, include:

•Achieved high grade infill drilling results at the Helen and Gap zones for the three and six months ended June 30, 2024.
•14,382 feet of drilling completed for the three months ended June 30, 2024.
•17,976 feet of drilling completed for the six months ended June 30, 2024.
•Baseline field studies including vegetation, migration birds, geochemical, and hydrological continue to move forward.
•Preliminary work has also commenced on the baseline air quality impact analysis report, global climate change technical memo, and baseline geochemical characterization report.
•The initial hydrology model has been completed, and the Company is currently optimizing the design of the de-watering infrastructure based on this model.

Ruby Hill mine

The Ruby Hill mine is located within the Battle Mountain-Eureka Trend, and is host to the Archimedes open pit and multiple gold, silver and base metal deposits. Processing infrastructure at Ruby Hill includes a primary crushing plant, grinding mill, leach pad, and carbon-in-column circuit. The Company's interest in the Ruby Hill mine is held through Ruby Hill Mining Company, LLC. Highlights for the three and six months ended June 30, 2024, include:

•Advanced metallurgical testing on gold, base metal, and polymetallic deposits including Hilltop and FAD zones for the three months ended June 30, 2024.
•Gold production and sales of 510 ounces at an average realized gold price1 of $2,331 per ounce sold for the three months ended June 30, 2024.
•Gold production and sales of 954 ounces at an average realized gold price1 of $2,183 per ounce sold for the six months ended June 30, 2024.
•Advancing permitting for water pollution control permit and social-economical baseline report.
•The heap leach pad is nearing the end of its production cycle and the Company analyzes the breakeven cost and anticipates that the heap leach pad will cease production in 2024.
•Discussions are ongoing with the potential joint venture partner.

Lone Tree mine

The Lone Tree mine is an advanced-stage development project located within the Battle Mountain-Eureka Trend, midway between the Company's Granite Creek and McCoy-Cove projects. The property consists of the past-producing Lone Tree mine and processing facility, as well as the nearby Buffalo Mountain deposit and the Brooks open pit mine, which is currently on care and maintenance. Processing infrastructure at Lone Tree includes an autoclave, carbon-in-leach mill, flotation mill, heap leach facility, assay lab and gold refinery, tailings dam, waste dumps and several buildings that the Company anticipates will be useful for developing all mining projects, including a warehouse, maintenance shop and administration building. Highlights for the three and six months ended June 30, 2024, include:

•Gold production and sales of 1,126 ounces at an average realized gold price of $2,374 per ounce sold1 for the three months ended June 30, 2024.
•Gold production and sales of 3,168 ounces at an average realized gold price of $2,196 per ounce sold1 for the six months ended June 30, 2024.
•The Company continues its review of the value engineering studies and total refurbishment cost for the autoclave.
Exploration, Evaluation and Pre-development
During the three and six months months ended June 30, 2024, the Company was primarily focused on exploration and pre-development activities at the Granite Creek mine and the McCoy-Cove projects. The following table represents the cumulative exploration, evaluation, and pre-development expenses to date by project.

	Status	Cumulative to December 31, 2022	Period ending December 31, 2023	Cumulative to December 31, 2023	Period ending June 30, 2024	Cumulative life of project to date
(in thousands of U.S. dollars)
Granite Creek, Nevada	Active	22,001	20,405	42,406	12,115	54,521
McCoy-Cove, Nevada	Active	61,942	19,558	81,500	4,615	86,115
Lone Tree, Nevada	Active	4	—	4	1	5
Ruby Hill, Nevada	Active	20,377	17,063	37,440	713	38,153
FAD, Nevada	Active	—	3,675	3,675	222	3,897
Buffalo Mountain, Nevada	Active	1,483	332	1,815	33	1,848
Goldbanks, Nevada	Terminated	7,420	—	7,420	—	7,420
Rye, Nevada	Terminated	1,196	—	1,196	—	1,196
Other (i)		488	59	547	11	558
Total		114,911	61,092	176,003	17,710	193,713
(i)Other includes technical work not associated with an above property
Granite Creek mine

During the three months ended June 30, 2024, a total of 15,935 feet of surface RC drilling and 2,504 feet of directional core drilling was completed. One of the primary surface targets is testing the northern extension of the South Pacific Zone where previous drilling indicated that the horizon remained open along strike to the north and where there has been only limited previous drilling. While completing a pre-collar for a step-out hole, mineralization was intersected in the Upper Comus containing coarse pyrite mineralization that assayed 6.8 g/t Au over 3.0 m, providing a new target for future exploration. Additionally, multiple zones of faulting and alteration were intersected in an additional step-out hole prior to reaching target depth, providing additional targets for future drilling. Pre-development costs for the quarter ended June 30, 2024 of $5.2 million were incurred due to mine development work.
McCoy-Cove project
Underground delineation drilling commenced on Helen and CSD Gap with two core rigs, with 14,382 feet of core drilled for the three months ended June 30, 2024. Expenditures during the quarter includes baseline field studies including vegetation, migration birds, geochemical, and hydrological continue to move forward. Preliminary work has also commenced on the baseline air quality impact analysis report, global climate change technical memo, and baseline geochemical characterization report. Pre-development cost of $0.8 million were incurred during the quarter ended June 30, 2024.

Ruby Hill mine

During the three months ended June 30, 2024, metallurgical work continued at FAD, Blackjack, and the Hilltop zones. The Company continued to evaluate metallurgical data from the drilling completed in the first half of the year as part of the due diligence related to the potential joint venture of the Property. Negotiations related to the multiple documents and agreements required for the planned joint venture partner are ongoing and have advanced significantly in recent weeks. The Company was able to utilize the data from these drilling activities and metallurgical studies to advance knowledge of the potential resource base and metallurgical characteristics of the deposit. The Ruby Hill Property provides significant diversification as it is host to oxide gold, sulphide gold, polymetallic CRD and skarn base metal mineralization. Metallurgical work continues on the flotation optimization of base metals at the Hilltop deposit and to explore the potential to enhance recoveries of the Mineral Point oxide Au-Ag deposit.

More recently, the Company has commissioned a Scoping Study to provide an initial assessment of the economics of the Mineral Point deposit. Mineral Point is the largest gold deposit in i-80’s portfolio and could provide for a substantial future production growth opportunity.
1 See “Non-GAAP Financial Performance Measures” section of this MD&A.

DISCUSSION OF FINANCIAL RESULTS

	Three months ended June 30,		Six months ended June 30,
(in thousands of U.S. dollars, unless otherwise noted)	2024	2023	2024	2023

Revenue	7,184	11,310	15,597	15,859
Cost of sales	(19,422)	(12,188)	(27,753)	(18,731)
Depletion, depreciation and amortization	(74)	(2,724)	(451)	(4,145)
Gross loss	(12,312)	(3,602)	(12,607)	(7,017)

Expenses
Exploration, evaluation and pre-development	10,436	17,834	17,710	32,699
General and administrative	5,733	5,301	9,958	11,800
Property maintenance	2,781	3,472	7,103	6,613
Loss from operations	(31,262)	(30,209)	(47,378)	(58,129)

Other (expense) income, net	(600)	9,506	4,239	20,603
Interest expense	(8,757)	(6,655)	(16,793)	(12,440)
Loss before income taxes	(40,619)	(27,358)	(59,932)	(49,966)

Deferred tax (expense) recovery	(386)	1,082	(773)	1,279
Loss and comprehensive loss	(41,005)	(26,276)	(60,705)	(48,687)
Financial results for the three months ended June 30, 2024
Gross loss for the three months ended June 30, 2024 was $12.3 million, primarily due to cost of sales of $19.4 million and $0.1 million of depletion, depreciation and amortization, offset by revenues of $7.2 million from sales of 9,361 tons of mineralized material, 1,636 ounces of gold, and 1,182 ounces of silver. Sales of 9,361 tons of mineralized material resulted in mineralized material sale revenues of $5.9 million. Cost of sales increased mainly due to inventory impairment of $8.8 million from an updated reconciliation assumption used to estimate recoverable ounces mined and stockpiled at Granite Creek, in addition to higher processing costs from mineralized material sale agreements and higher cost per ounce from leach pads reaching the end of their life cycle at the Ruby Hill and Lone Tree mines.
Gross loss for the three months ended June 30, 2023 was $3.6 million, primarily due to cost of sales of $12.2 million and depletion, depreciation and amortization of $2.7 million, offset by revenue of $11.3 million from sales of 4,329 ounces of gold and 1,714 ounces of silver. The lower sales for the three months ended June 30, 2024 are primarily due to the lower ounces from the Ruby Hill and Lone Tree mines as the mines are reaching the end of their leaching operations.
Loss from operations for the three months ended June 30, 2024 was $31.3 million compared to operating loss of $30.2 million in the comparative prior year period. The increase of $1.1 million was primarily due to increases in mine operating loss of $8.7 million, partially offset by decreases in exploration, evaluation and pre-development expenses of $7.4 million period over period.
Exploration and evaluation expenses and pre-development

	Three months ended June 30,
(in thousands of U.S. dollars)	2024	2023
Granite Creek, Nevada	2,444	415
Ruby Hill, Nevada	197	5,554
McCoy-Cove, Nevada	1,590	4,695
Buffalo Mountain, Nevada	—	24
FAD, Nevada	126	743
Other (i)	—	21
Total exploration and evaluation	4,357	11,452

Granite Creek, Nevada	5,192	4,238
Ruby Hill, Nevada	99	423
McCoy-Cove, Nevada	764	1,582
Buffalo Mountain, Nevada	24	139
Total pre-development	6,079	6,382
Total exploration and evaluation and pre-development	10,436	17,834
(i)Other includes charges for regional technical services costs not charged to a property.

For the three months ended June 30, 2024, the company recognized $10.4 million of exploration, evaluation and pre-development expenses, $7.4 million lower compared to the three month period ended June 30, 2023. The lower exploration expense for the three months ended June 30, 2024 was a result of the Company pausing activities at the Ruby Hill mine during the due diligence period. Negotiations related to the multiple documents and agreements required for the planned joint venture partner are ongoing and have advanced significantly. The Company was able to utilize the data from these drilling activities and metallurgical studies to advance knowledge of the potential resource base and metallurgical characteristics of the deposit. The Ruby Hill mine provides significant diversification as it is host to oxide gold, sulphide gold, polymetallic CRD and skarn base metal mineralization. Metallurgical work continues on the flotation optimization of base metals at the Hilltop deposit and to explore the potential to enhance recoveries of the Mineral Point oxide Au-Ag deposit. The decrease was primarily due to reduction in expense of $5.4 million as described above and $3.1 million reduction at McCoy-Cove related to a delay in the commencing of the drilling exploration activities, offset by $2.0 million higher expenses at the Granite Creek mine. Metallurgical results from underground drilling at McCoy-Cove continue to confirm the high-grade gold mineralization deposits.
Property maintenance expenses were $2.8 million for the three months ended June 30, 2024, a decrease of $0.7 million mainly due to lowered costs from other activities such as insurance, safety, environmental and compliance that are not directly attributable to leaching activities at site from the prior period.

Other (expense) income, net

	Three months ended June 30,
(in thousands of U.S. dollars)	2024	2023
Gain on convertible loans	3,030	2,116
Gain on warrants	1,645	4,607
(Loss) gain on Gold Prepay derivative	(1,417)	838
(Loss) gain on Silver Purchase derivative	(4,445)	1,309
Loss on deferred consideration	(8)	(440)
Gain on foreign exchange	449	43
Gain on investments	—	239
(Loss) gain on sales from Gold Prepayment Agreement	(1,061)	158
Other income	1,207	636
Total other (expense) income, net	(600)	9,506
Other expense for the three months ended June 30, 2024 was $0.6 million compared to other income of $9.5 million for the three months ended June 30, 2023, a decrease of $10.1 million. Other loss of $0.6 million for the three months ended June 30, 2024, was primarily driven by $5.9 million loss on the embedded derivatives on the gold prepay and silver purchase agreements, offset by $3.0 million gain on the embedded derivatives within the convertible loans and $1.6 million gain on the fair value of warrants. The loss on the embedded derivatives of the gold prepay and silver purchase agreements were driven by an increase in the gold and silver forward prices during the period. The gain on the embedded derivatives within the convertible loans and the fair value of warrants was driven by a decrease in the Company’s share price during the period. For the three months ended June 30, 2023, other income of $9.5 million was primarily driven by $4.6 million gain on the fair value of warrants, $2.1 million gain on the embedded derivatives within the convertible loans, and $2.1 million gain on the gold prepay and silver purchase agreements, respectively. For the three months ended June 30, 2023, the gain on the fair value of warrants and the embedded derivatives within the convertible loans was driven by a decrease in the Company’s share price during the period. The gain on the fair value of the embedded derivatives related to the gold prepay and silver purchase agreements was driven by a decrease in the gold and silver forward prices during the period.

Interest Expense

	Three months ended June 30,
(in thousands of U.S. dollars)	2024	2023
Interest accretion on Gold Prepay Agreement	3,026	1,929
Interest accretion on convertible loans	2,722	2,333
Interest accretion on convertible debentures	1,415	1,307
Interest accretion on silver purchase agreement	792	829
Amortization of finance costs	357	249
Interest paid	445	8
Total interest expense	8,757	6,655
Interest expense for the three months ended June 30, 2024 was $8.8 million, an increase of $2.1 million compared to the three months ended June 30, 2023, primarily from higher interest accretion on gold prepay agreement of $1.1 million, convertible debentures of $0.1 million, convertible loans of $0.4 million and higher interest paid of $0.4 million.

Financial results for the six months ended June 30, 2024
Gross loss of $12.6 million for the six months ended June 30, 2024, was mainly driven by cost of sales and depletion, depreciation and amortization of $27.8 million and $0.5 million, respectively, offset by revenue of $15.6 million from sales of 19,528 tons of mineralized material, 4,122 ounces of gold, and 2,779 ounces of silver. Cost of sales increased mainly due to water treatment and additional backfill expenses at the Granite Creek mine, and higher cost per ounce from leach pads reaching the end of their life cycle at the Ruby Hill and Lone Tree mine. Gross loss of $7.0 million for the six months ended June 30, 2023 was from cost of sales and depletion, depreciation and amortization of $18.7 million and $4.1 million, respectively, offset by revenue of $15.9 million from sales of 6,678 ounces of gold and 2,667 ounces of silver.
Loss from operations for the six months ended June 30, 2024 decreased $10.8 million to $47.4 million from operating loss of $58.1 million for the comparable period of 2023, primarily due to decreases in exploration, evaluation and pre-development expenses of $15.0 million, offset by increases in gross loss of $5.6 million primarily as a result of inventory impairment as described above.
Exploration and evaluation expenses and pre-development

	Six months ended June 30,
(in thousands of U.S. dollars)	2024	2023
Granite Creek, Nevada	2,613	407
Ruby Hill, Nevada	417	10,903
McCoy-Cove, Nevada	2,647	9,599
Buffalo Mountain, Nevada	—	88
FAD, Nevada	222	743
Other (i)	11	32
Total exploration and evaluation	5,910	21,772

Granite Creek, Nevada	9,511	7,569
Ruby Hill, Nevada	296	637
McCoy-Cove, Nevada	1,968	2,515
Buffalo Mountain, Nevada	25	206
Total pre-development	11,800	10,927
Total exploration and evaluation and pre-development	17,710	32,699
For the six months ended June 30, 2024, the company recognized $17.7 million of exploration, evaluation and pre-development expenses compared to $32.7 million of expenses for six months ended June 30, 2023. The lower exploration expense for the six months ended June 30, 2024 was a result of the Company pausing activities at Ruby Hill during the due diligence exclusivity period for the potential joint-venture partner. The Company evaluated metallurgical data from the drilling results and continues discussions with the potential joint venture partner. The Company was able to utilize the data from these drilling activities to advance our knowledge of the potential resource base and metallurgical characteristics of the deposit. The metallurgical sample from the drilling activities mentioned above resulted in the confirmation of high grade gold recoveries and high grade zinc and lead concentrates at the Ruby Hill mine. Metallurgical work continues on the flotation optimization of base metals at the Hilltop deposit. The decrease of $15.9 million is primarily due to $10.5 million lower spending at Ruby Hill as described above and $7.0 million lower spending related to McCoy-Cove due to a delay in the commencing of the drilling exploration activities.
Property maintenance expenses of $7.1 million for the six months ended June 30, 2024 was higher than the comparable period of 2023.
Other (expense) income, net

	Six months ended June 30,
(in thousands of U.S. dollars)	2024	2023
Gain on convertible loans	9,145	10,482
Gain on warrants	4,275	10,175
Loss on Gold Prepay derivative	(4,915)	(2,252)
(Loss) gain on Silver Purchase derivative	(5,302)	452
Gain on investments	—	997
(Loss) gain on sales from Gold Prepayment Agreement	(1,061)	262
Gain on foreign exchange	379	45
Loss on deferred consideration	(102)	(956)
Other income	1,820	1,398
Total other income, net	4,239	20,603

Other income, net for the six months ended June 30, 2024, was $4.2 million compared to other income of $20.6 million for the six months ended June 30, 2023, a decrease of $16.4 million. Other income, net of $4.2 million for the six months ended June 30, 2024 was primarily driven by $9.1 million gain on the embedded derivatives within the convertible loans, $4.3 million on the fair value of warrants, and $1.8 million from other income, offset by $10.2 million loss on the embedded derivatives on the gold prepay and silver purchase agreements. The gain on the embedded derivatives within the convertible loans and the fair value of warrants was driven by a decrease in the Company’s share price during the period. The loss on the $10.2 million embedded derivatives on the gold prepay and silver purchase agreements was driven by an increase in the gold forward prices during the period. Other income, net of $20.6 million for the the six months ended June 30, 2023, was primarily driven by $10.5 million gain on the embedded derivatives within the convertible loans and $10.2 million gain on the fair value of warrants, offset by $1.8 million loss on the embedded derivatives on the gold prepay and silver purchase agreements. For the six months ended June 30, 2023, the gain on the fair value of warrants and the embedded derivatives within the convertible debenture was driven by a decrease in the Company’s share price during the period.

Interest Expense

	Six months ended June 30,
(in thousands of U.S. dollars)	2024	2023
Interest accretion on convertible loans	5,324	4,541
Interest accretion on Gold Prepay Agreement	5,842	3,966
Interest accretion on silver purchase agreement	1,703	1,647
Interest accretion on convertible debentures	2,802	1,833
Amortization of finance costs	671	431
Interest paid	451	22
Total interest expense	16,793	12,440
Interest expense for the six months ended June 30, 2024 was $16.8 million, an increase of $4.4 million compared to the six months ended June 30, 2023, primarily due to the amendment on the gold prepay facility which occurred during 2024 (nil in 2023) and a full period of interest accretion on convertible debentures of $1.0 million as compared to a partial period in 2023.
DISCUSSION FINANCIAL POSITION
Balance Sheet Review
Assets
Cash equivalents increased by $31.5 million from $16.3 million at December 31, 2023 to $47.8 million at June 30, 2024, the increase is primarily due to $76.7 million cash provided by financing activities, offset by $49.8 million cash used in operating activities. Cash used in operating activities of $49.8 million are relatively similar compared to prior period. These cash outflows were offset by the cash provided by proceeds from bought deal offering of $83.5 million, equity offering of $17.4 million and $6.0 million release of collateral on the surety bonds at Lone Tree.

Property, plant and equipment increased from $569.4 million at December 31, 2023 to $569.1 million at June 30, 2024, the increase was mainly due to capital investment for development work.
Restricted cash and cash equivalents decreased from $44.5 million at December 31, 2023 to $39.5 million at June 30, 2024, due to $6.0 million release of collateral on the surety bonds at Lone Tree.
Liabilities
Accounts payable and accrued liabilities decreased from a total of $27.2 million at December 31, 2023 to a total of $22.0 million at June 30, 2024, mainly due to decreased payment to vendors in the current period.
Current portion of long-term debt decreased by $1.6 million, mainly due to interest accretion on the convertible loans.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity Outlook

For the period ended
(in thousands of U.S. dollars)	June 30, 2024	December 31, 2023
Cash and cash equivalents	47,812	16,277
Working capital	13,059	(25,351)

The Company's operations include the acquisition and exploration of mineral properties in the State of Nevada. The Company examines the various financial risks to which it is exposed and assesses the impact and likelihood of occurrence. These risks may include credit risk, liquidity risk, currency risk, interest rate risk and other risks. Where material, these risks are reviewed and monitored by the Board of Directors.

As of June 30, 2024, working capital deficit was $13.1 million compared to $25.4 million as of December 31, 2023. The deficit decreased primarily due to increases in cash and cash equivalents of $31.5 million, decreases in current portion of long term debt of $1.6 million, and decreases in accounts payable and accrued liabilities of $5.2 million.

On May 1, 2024, the Company completed a bought deal public offering of an aggregate of 69,698,050 Units at a price of C$1.65 per Unit for aggregate gross proceeds to the Company of approximately C$115.0 million ($83.5 million). Each Unit consists of one common share in the capital of the Company and one-half of one common share purchase warrant of the Company. The 34,849,025 common share warrants issued in connection with the offering were valued at $8.9 million at inception using the closing price of the warrants of C$0.35 on May 1, 2024. The Company incurred $4.5 million in transaction costs in connection with the Offering, of which $4.1 million was allocated to shares issued and presented as a reduction to share capital within the statement of changes in equity.

Shelf Prospectus

The Company obtained a receipt for a final short form base shelf prospectus on June 24, 2024 (the "Canadian Shelf Prospectus"). The Canadian Shelf Prospectus was filed with the securities regulators in each province and territory of Canada, and a corresponding U.S. base prospectus contained in its registration statement on Form F-10 (the "U.S. Base Prospectus") was filed with the United States Securities and Exchange Commission ("SEC").

These filings provide added financial flexibility and allow the Company to make offerings of common shares, warrants, debt securities, subscription receipts and units (collectively, the “Securities”), or any combination thereof, from time to time over a 25-month period in both Canada and the United States. The Securities may be offered in amounts, at prices and on terms to be determined at the time of sale and, subject to applicable regulations, may include “at-the-market” offerings, public offerings or strategic investments. The specific terms of future offerings of Securities, if any such offerings occur, will be set forth in one or more prospectus supplement(s) to be filed with applicable securities regulators.
Cash Flows

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
OPERATING ACTIVITIES
Net loss	$(41,005)	$(26,276)	$(60,705)	$(48,687)

Adjustments	16,446	2,764	10,923	(3,883)
Cash used in operating activities	$(24,559)	$(23,512)	$(49,782)	$(52,570)

INVESTING ACTIVITIES
Net cash acquired in acquisition of Paycore Minerals Inc.	—	10,027	—	10,027
Capital expenditures on property, plant and equipment	(521)	(5,697)	(1,223)	(9,600)
Disposal proceeds	425	—	425	—
Purchase of investments	—	—	—	(894)
Cash used in investing activities	$(96)	$4,330	$(798)	$(467)

FINANCING ACTIVITIES
Proceeds from shares issued in brokered placement	83,500	—	83,500	—
Proceeds from shares issued in equity financing	—	—	17,436	—
Net proceeds on Convertible Debentures	—	—	—	61,906
Contingent payments	(1,436)	—	(1,436)	(11,000)
Principal repayment on Gold Prepay Agreement	(9,717)	(4,088)	(9,717)	(8,203)
Principal repayment on Silver Purchase Agreement	(8,387)	(21)	(8,387)	(5,662)
Share issue costs	(4,101)	—	(4,481)	—
Stock option and warrant exercises	309	190	895	1,903
Finance fees paid	(750)	—	(950)	—
Other	(39)	(91)	(164)	(191)
Cash provided by / (used in) financing activities	$59,379	$(4,010)	$76,696	$38,753

Change in cash, cash equivalents and restricted cash during the period	34,724	(23,192)	26,116	(14,284)
Cash, cash equivalents, and restricted cash, beginning of period	52,088	90,091	60,765	81,178
Effect of exchange rate changes on cash held	451	28	382	33
Cash, cash equivalents and restricted cash end of period	$87,263	$66,927	$87,263	$66,927
Cash flows for the three months ended June 30, 2024

Cash used in operating activities for the three months ended June 30, 2024, was $24.6 million compared to $23.5 million cash used in operating activities in the comparative periods of 2023. The $1.0 million increase in cash used in operating activities over the three month period of 2024 as compared to the three month period of 2023 was primarily related to lower revenue and higher cos of sales. Lower revenue was due to lower gold ounces sold offset by higher average realized gold price per ounce sold in the three month period of 2024 as compared to the three month period of 2023. Changes in cash flows from non-cash working capital related to operations was mostly related to increases in inventory and prepaid of $6.0 million and $1.4 million, respectively, offset by decreases from accounts payable and accrued liabilities of $4.0 million.
Cash used in investing activities for the three months ended June 30, 2024 was $0.1 million compared to $4.3 million in the comparative periods of 2023. Cash used in investing activities for the three months ended June 30, 2024 primarily relates to capital expenditures of $0.5 million partially offset by disposal proceeds. Cash used in investing activities for the three months ended June 30, 2023 was primarily related to capital investment of $5.7 million, the engineering and design work on the autoclave at Lone Tree, partially offset by funds received of $10.0 million from the Paycore acquisition.

Cash provided by financing activities for the three months ended June 30, 2024 was $59.4 million compared to cash used by financing activities of $4.0 million in the comparative period of 2023. Cash provided by financing activities for the three months ended June 30, 2024, was primarily due to proceeds from bought deal public offering of $83.5 million, offset by $9.7 million repayment on the Gold Prepay Agreement, $8.4 million on the Silver Purchase Agreement, and $4.1 million share issuance costs. Cash used by financing activities for the three months ended June 30, 2023 was primarily driven by repayment on the gold prepay agreement of $4.1 million.

Cash flows for the six months ended June 30, 2024
Cash used in operating activities for the six months ended June 30, 2024, was $49.8 million compared to $52.6 million cash used in operating activities in the comparable period of 2023. The increase of $2.8 million in cash used in operating activities for the six months ended June 30, 2024 was primarily related to $6.4 million decrease in cash outflows from operating activities before changes in non-cash working capital related to operations, offset by $3.5 million change in non-cash working capital related to operations. The $6.4 million decrease in cash outflows from operating activities before changes in non-cash working capital related to operations was primarily due to lower exploration and evaluatoin and pre-development spending partially offset by higher gross loss before depreciation.
Cash used in investing activities for the six months ended June 30, 2024 was $0.8 million compared to $0.5 million for the six months ended June 30, 2023. Cash used in investing activities for the six months ended June 30, 2024 was primarily driven by $1.2 million in capital expenditures. Cash used in investing activities for the six months ended June 30, 2023 was primarily driven by capital expenditures of $1.7 million at Granite Creek and engineering and design work on the autoclave at Lone Tree of $9.7 million, partially offset by funds received of $10.0 million from the Paycore acquisition.
Cash provided by financing activities for the six months ended June 30, 2024 was $76.7 million compared to $38.8 million for the six months ended June 30, 2023. Cash provided by financing activities for the six months ended June 30, 2024 was primarily from proceeds from bought deal public offering of $83.5 million, proceeds of $17.4 million from the equity financing, partially offset by payments on the gold prepay and silver purchase agreements of $9.7 million and $8.4 million, respectively and share issuance costs of $4.1 million. Cash used in investing activities for the six months ended June 30, 2023 was primarily driven by net proceeds from the convertible debenture of $61.9 million, partially offset by payments on the gold prepay and silver purchase agreements of $8.2 million and $5.7 million, respectively, and a contingent payment of $11.0 million in satisfaction of the First and Second Milestone Payments for the deferred consideration of the acquisition of Ruby Hill.
Equity
At June 30, 2024, the authorized share capital consisted of an unlimited number of common shares without par value, of which 384,896,724 shares were outstanding. In addition, as of June 30, 2024, the Company had 48,185,249 warrants, 10,940,295 stock options, 2,666,099 Restricted Share Units ("RSU"), and 763,392 Deferred Share Units ("DSU") outstanding. As of August 12, 2024, there were 384,935,525 common shares, 48,185,249 warrants, 10,760,321 stock options, 2,622,762 RSU, and 824,370 DSU outstanding.

Share Capital Issued

On May 1, 2024, the Company completed a bought deal public offering of an aggregate of 69,698,050 Units at a price of C$1.65 per Unit for aggregate gross proceeds to the Company of approximately C$115.0 million ($83.5 million). Each Unit consists of one common share in the capital of the Company and one-half of one common share purchase warrant of the Company. The 34,849,025 common share warrants issued in connection with the offering were valued at $8.9 million at inception using the closing price of the warrants of C$0.35 on May 1, 2024. The Company incurred $4.5 million in transaction costs in connection with the Offering, of which $4.1 million was allocated to shares issued and presented as a reduction to share capital within the statement of changes in equity.

On March 20, 2024, the Company issued 1,127,336 common shares to Waterton at a price of C$1.73 for total gross proceeds of C$2.0 million ($1.4 million) as partial consideration of the contingent value rights payment related to Granite Creek.

During the first quarter of 2024 the Company completed a non-brokered private placement of common shares. An aggregate of 13,064,204 shares were issued by the Company at a price of C$1.80 per common share for aggregate gross proceeds of C$23.5 million ($17.4 million).

On February 9, 2024, the Company issued 1,600,000 common shares to Waterton at a price of C$1.80 for total gross proceeds of C$2.9 million ($2.1 million) as partial consideration of the contingent value rights payment related to Granite Creek.

On October 16, 2023, the Company issued 6,613,382 common shares to Waterton at a price of C$2.057 for total gross proceeds of C$13.6 million ($10.0 million) as partial consideration of the Third Milestone Payment and Fourth Milestone Payment related to the Ruby Hill deferred consideration.

On August 1, 2023, the Company completed a private placement of common shares led by CIBC Capital Markets on behalf of a syndicate of underwriters. An aggregate of 13,629,800 shares were issued by the Company at a price of C$2.70 per common share for aggregate gross proceeds of C$36.8 million ($27.7 million). Certain directors and/or officers of the Company subscribed for C$0.5 million in common shares and a related party subscribed for C$2.7 million in common shares under the private placement, both of which are related party transactions.

On June 27, 2023, Sprott converted $1.8 million in principal and subject to obtaining approval of the TSX $0.2 million in interest of the Convertible Loans into 800,449 common shares of the Company. On July 7, 2023, upon approval of the TSX the Company issued 800,449 common shares to Sprott.

On May 9, 2023, in connection with the Paycore acquisition the Company issued 5,016,991 common shares to Waterton in settlement of the contingent value rights agreement between Paycore and Waterton.

On May 5, 2023, the Company acquired 100% of the issued and outstanding shares of Paycore at the Exchange Ratio issuing 25,488,584 common shares to Paycore shareholders.

On January 16, 2023, the Company issued 5,515,313 common shares to Waterton at a price of C$3.8945 for total gross proceeds of C$21.5 million ($16.0 million) as partial consideration of the First Milestone Payment and Second Milestone Payment related to the Ruby Hill deferred consideration.

The Company issued 904,800 common shares for stock options and warrants exercised during the six months ended June 30, 2024 and received proceeds of $0.9 million.

Share Purchase Warrants

On May 1, 2024, the Company completed a bought deal public offering of an aggregate of 69,698,050 Units at a price of C$1.65 per Unit for aggregate gross proceeds to the Company of approximately C$115.0 million ($83.5 million). Each Unit consists of one common share in the capital of the Company and one-half of one common share purchase warrant of the Company. The 34,849,025 common share warrants issued in connection with the offering were valued at $8.9 million at inception using the closing price of the warrants of C$0.35 on May 1, 2024.

In connection with the Extension Agreement entered into during the first quarter of 2024, the Company issued 500,000 common share warrants exercisable at C$2.72 per share with an exercise period of 48 months or until January 24, 2028. The warrants include a four month hold period. The initial fair value of the warrants recognized on inception was $0.3 million and at June 30, 2024 $0.1 million.

In connection with the acquisition of Osgood the Company issued to Waterton 12,100,000 common share warrants which are exercisable into one fully paid and non-assessable common share of the Company at an exercise price of C$3.64 per share until April 14, 2024. The warrants included a four month hold period. The initial fair value of the warrants recognized on inception was $6.1 million and at June 30, 2024 nil. As of August 12, 2024, these warrants have expired.

In connection with the Orion financing package the Company completed during the fourth quarter of 2021, the Company issued 5,500,000 common share warrants exercisable at C$3.28 per share with an exercise period of 36 months or until December 13, 2024. On September 20, 2023, in connection with the A&R Gold Prepay Agreement the Company extended the expiry date by an additional twelve months to December 13, 2025. The initial fair value of the warrants recognized on inception was $3.5 million and at June 30, 2024 $0.2 million.

In connection with the A&R Gold Prepay Agreement entered into during the third quarter of 2023, the Company issued 3,800,000 common share warrants exercisable at C$3.17 per share with an exercise period of 36 months or until September 20, 2026. The warrants include a four month hold period. The initial fair value of the warrants recognized on inception was $1.9 million and at June 30, 2024 $0.5 million.

In connection with the Paycore acquisition from 2023 the Company issued a total of 3,800,000 common share warrants for Paycore warrants outstanding on the date of acquisition. The replacement warrants are comprised of 300,000 common share warrants at an exercise price of C$2.40 per common share until February 9, 2025, and 3,300,000 common share warrants at an exercise price of C$4.02 per common share until May 2, 2025. The initial fair value of the warrants recognized on inception was $2.7 million and at June 30, 2024 $0.1 million.

The warrants are considered derivatives because their exercise price is in C$ whereas the Company’s functional currency is in USD. Accordingly, the Company recognizes the warrants as liabilities at fair value with changes in fair value recognized in profit or loss. For the three and six months ended June 30, 2024, the Company recognized a gain on the revaluation of the liability of $1.6 million and $4.3 million, respectively.
Stock Option Plan

The Company has a share option plan (the "Plan") which is restricted to directors, officers, key employees and consultants of the Company. The number of common shares subject to options granted under the Plan (and under all other management options and employee stock purchase plans) is limited to 10% in the aggregate and 1% with respect to any one optionee of the number of issued and outstanding common shares of the Company at the date of the grant of the option. Options issued under the Plan may be exercised during a period determined by the Company's Board of Directors which cannot exceed ten years. As of June 30, 2024, there were 10,940,295 stock options outstanding.

Restricted Share Unit Plan

The Company adopted the RSU plan to allow i-80’s Board of Directors to grant its employees non-transferable share units based on the value of the Company's share price at the date of grant. The awards have a graded vesting schedule over a three-year period. Under the RSU plan, the awards can be equity or cash settled immediately upon vesting. As of June 30, 2024, there were 2,666,099 RSU’s outstanding.
Deferred Share Unit Plan

The Company adopted the DSU plan to grant non-transferable share units to eligible members of the Board of Directors, eligible employees and eligible contractors. The DSU’s are priced based on the value of the Company's share price at the date of grant. The awards have a graded vesting schedule over a three year period. Under the DSU plan, the awards can be equity or cash settled immediately upon vesting. As of June 30, 2024, there were 763,392 DSU’s outstanding.
COMMITMENTS AND CONTINGENCIES
SURETY BONDS

At June 30, 2024, the Company has outstanding surety bonds in the amount of $132.8 million in favour of either the United States Department of the Interior, Bureau of Land Management ("BLM"), or the State of Nevada, Department of Conservation & Natural Resources as financial support for environmental reclamation and exploration permitting. This includes surety bonds for the Lone Tree project and the Ruby Hill property in the amounts of $87.0 million and $27.0 million, respectively. The surety bonds are secured by a $39.5 million deposit and are subject to fees competitively determined in the marketplace. The obligations associated with these instruments are generally related to performance requirements that the Company addresses through its ongoing operations. As specific requirements are met, the BLM and State of Nevada as beneficiary of the instruments, will return the instruments to the issuing entity. As these instruments are associated with operating sites with long-lived assets, they will remain outstanding until closure.
CRITICAL ACCOUNTING JUDGEMENTS AND ESTIMATES, POLICIES AND CHANGES

Critical accounting policies and estimates used to prepare our financial statements are discussed with our audit committee as they are implemented on an annual basis. For further details on the Company’s accounting policies and estimates, refer to the Company’s 10k Note 2 for the year ended December 31, 2024.

New and amended accounting standards

New and amended accounting standards are described in the Company’s condensed consolidated financial statements.
NON-GAAP FINANCIAL PERFORMANCE MEASURES
The Company has included certain terms or performance measures commonly used in the mining industry that are not defined under US GAAP Accounting Standards in this document. These include: adjusted net earnings and average realized price per ounce. Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company's Financial Statements.
Definitions
Adjusted earnings / (loss) and adjusted earnings / (loss) per share excludes from net earnings / (loss) significant write-down adjustments and the gain / (loss) from financing instruments.
Average realized gold price represents the sales price of gold per ounce before deducting mining royalties, treatment and refining charges and gains or losses derived from the offtake agreement with Orion.
Average realized gold price per ounce of gold sold
Average realized gold price per ounce of gold sold is a non-US GAAP measure and does not constitute a measure recognized by US GAAP and does not have a standardized meaning defined by US GAAP. It may not be comparable to information in other gold producers’ reports and filings.

		Three months ended June 30,		Six months ended June 30,
(in thousands of U.S. dollars, unless otherwise noted)		2024	2023	2024	2023
Nevada production
Revenue per financial statements		$7,184	11,310	15,597	15,859
Mineralized material sales revenue		$(3,288)	(2,821)	(6,486)	(2,821)
Revenue without mineralized material sales (i)		$3,896	8,489	9,111	13,038
Silver revenue from mining operations		$(34)	(41)	(71)	(61)
Gold revenue from mining operations		$3,862	8,448	9,040	12,977
Ounces of gold sold	ounce	1,636	4,329	4,122	6,678
Average realized gold price	$/ounce	2,361	1,951	2,193	1,943

Lone Tree
Revenue per financial statements		$2,682	5,370	6,985	6,675
Silver revenue from mining operations		$(9)	(15)	(28)	(19)
Gold revenue from mining operations		$2,673	5,355	6,957	6,656
Ounces of gold sold	ounce	1,126	2,700	3,168	3,363
Average realized gold price	$/ounce	2,374	1,983	2,196	1,979

Ruby Hill
Revenue per financial statements		$1,214	3,119	2,126	5,502
Silver revenue from mining operations		$(25)	(26)	(43)	(42)
Gold revenue from mining operations		$1,189	3,093	2,083	5,460
Ounces of gold sold	ounce	510	1,629	954	2,871
Average realized gold price	$/ounce	2,331	1,899	2,183	1,902

Granite Creek
Revenue per financial statements		$3,288	2,821	6,486	3,682
Mineralized material sales revenue		$(3,288)	(2,821)	(6,486)	(2,821)
Revenue without mineralized material sales (i)		$—	—	—	861
Gold revenue from mining operations		$—	—	—	861
Ounces of gold sold	ounce	—	—	—	444
Average realized gold price	$/ounce	—	—	—	1,939
(i)Does not include revenue from mineralized material sales.
Adjusted loss
Adjusted loss and adjusted loss per share are non-US GAAP measures that the Company considers to better reflect normalized earnings because it eliminates non-recurring items. Certain items that become applicable in a period may be adjusted for, with the Company retroactively presenting comparable periods with an adjustment for such items and conversely, items no longer applicable may be removed from the calculation. Neither adjusted loss nor adjusted loss per share have any standardized meaning prescribed by US GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.

The following table shows a reconciliation of adjusted loss for to the net loss for each period. Adjusted loss and adjusted loss per share exclude a number of temporary or one-time items detailed in the following table:

	Three months ended June 30,		Six months ended June 30,
(in thousands of U.S. dollars, unless otherwise noted)(i)	2024	2023	2024	2023

Net loss	$(41,005)	$(26,276)	$(60,705)	$(48,687)
Adjust for:
Gain (loss) on convertible loans	3,030	2,116	9,145	10,482
Gain (loss) on warrants	1,645	4,607	4,275	10,175
(Loss) gain on Gold Prepay derivative	(1,417)	838	(4,915)	(2,252)
(Loss) gain on Silver Purchase derivative	(4,445)	1,309	(5,302)	452
Inventory impairments	(8,764)	(4,506)	(8,764)	(8,531)
Loss on deferred consideration	(8)	(440)	(102)	(956)
Total adjustments	(9,959)	3,924	(5,663)	9,370
Adjusted loss for the period	$(31,046)	$(30,200)	$(55,042)	$(58,057)
Weighted average shares for the period	361,145,495	265,433,411	333,234,688	255,573,142
Adjusted loss per share for the period	$(0.09)	$(0.11)	$(0.17)	$(0.23)
RISKS AND RISK MANAGEMENT

Readers of this MD&A are encouraged to read the “Risk Factors” as more fully described in the Company’s filings with the Canadian Securities Administrators, including its Annual Information Form for the year ended December 31, 2023, available under the Company’s issuer profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar. The following, while not exhaustive, are important Risk Factors to consider:
Financial Instruments and Related Risks
The Company examines the various financial risks to which it is exposed and assesses the impact and likelihood of occurrence. These risks may include credit risk, liquidity risk, currency risk, interest rate risk and other risks. Where material, these risks are reviewed and monitored by the Board of Directors.
The Company's earnings and cash flows are subject to movements in foreign exchange rates, interest rates, commodity prices and our share price. The Company does not enter into derivative instruments to mange its risks.The following summarizes the types of market risks to which we are exposed and the risk management instruments used to mitigate them.
Commodity price risk
Historically, gold prices have fluctuated widely and are affected by numerous external factors beyond the Company's control, including industrial and retail demand, central bank lending, sales and purchases of gold, forward sales of gold by producers and speculators, production and cost levels in major producing regions, short-term changes in supply and demand because of speculative hedging activities, confidence in the global monetary system, expectations of the future rate of inflation, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates, terrorism and war, the spread of communicable diseases and other global or regional political or economic events. Resource prices have fluctuated widely and are sometimes subject to rapid short-term changes because of speculative activities. The exact effect of these factors cannot be accurately predicted, but any one of, or any combination of, these factors may result in the Company not receiving an adequate return on invested capital and a loss of all or part of an investment in securities of the Company may result.
The Company is exposed to gold and silver metal price risk. Changes in gold price have a significant impact on earnings and cash flow. Gold and silver prices can change due to market factors such as U.S. dollar. .Decreases in market price can affect the Company's assessment of Net realizable value for inventory valuation which could lead to potential write-downs.

Credit risk
Counterparty credit risk is the risk that the financial benefits of contracts with a specific counterparty will be lost if a counterparty defaults on its obligations under the contract. This includes any cash amounts owed to the Company by those counterparties, less any amounts owed to the counterparty by the Company where a legal right of offset exists and also includes the fair values of contracts with individual counterparties which are recorded in the Financial Statements.
Trade credit risk
The Company closely monitors its financial assets and does not have any significant concentration of trade credit risk. The Company sells its products exclusively to large international financial institutions and other organizations with strong credit ratings. The historical level of customer defaults is negligible and, as a result, the credit risk associated with trade receivables is considered to be negligible. The trade receivable balance outstanding was $3.4 million at June 30, 2024 ($4.2 million at December 31, 2023)
Cash
In order to manage credit and liquidity risk the Company invests only in highly rated investment grade instruments that have maturities of 90 days or less and which are liquid after 30 days or less into a known amount of cash. Limits are also established based on the type of investment, the counterparty and the credit rating. The credit risk on cash and cash equivalents is therefore negligible.
Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure. Reference discussions on liquidity and capital resources.

Foreign exchange risk
Foreign risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Company’s functional currency. The Company's foreign exchange risk is limited as it's operations are all in the US. The Company's main currency risk is related to equity issuances that can occur in Canadian dollars. The Company monitors the exchange rate fluctuations on a continuous basis and acts accordingly.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company holds primarily fixed rate debt which reduces exposure to interest rate risk.
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
The Company's management, with the participation of the Chief Executive Officer and Chief Financial Officer, are responsible for establishing and maintaining adequate internal control over financial reporting and disclosure controls and procedures. The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP. Any system of internal control over financial reporting, no matter how well designed, has inherent limitations.Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Following an evaluation by management, during the six months ended June 30, 2024, there were no changes in internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company's internal controls over financial reporting.
TECHNICAL INFORMATION
Scientific and technical information contained in this MD&A has been reviewed and approved by Tim George, PE, and Tyler Hill, CPG-12146, who are the Qualified Persons, as the term is defined in NI 43-101. For more detailed information regarding the Company’s material mineral properties and technical information related thereto, including a complete list of current technical reports applicable to such properties, please refer to the Company’s Annual Information Form and other continuous disclosure documents filed by the Company on SEDAR+ at www.sedarplus.ca, on EDGAR at www.sec.gov/edgar., and on the Company’s web-site at www.i80gold.com.
CAUTIONARY STATEMENT ON FORWARD LOOKING STATEMENTS
Certain information set forth in this MD&A, including management's assessment of the Company's future plans and operations, contains forward looking statements. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, ability to access sufficient capital from internal and external sources, currency fluctuations, construction and operational risks, licensing and permit requirements, environmental risks, competition from other industry participants, the lack of availability of qualified personnel or management, imprecision of resource, reserve or production estimates and stock market volatility. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward looking statements. the Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive there from. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.
Additional information relating to i-80 Gold can be found on i-80 Gold’s web-site at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar.